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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

  Illinois Tool Works Inc.
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   (Last)                            (First)              (Middle)

  3600 West Lake Avenue
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                                    (Street)

  Glenview                         Illinois                 60025
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   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                   09/9/99
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

             36-1258310
_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

       Premark International, Inc. (NYSE:PMI)
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

     Holder of an option to
     purchase 12,203,694 shares (see Note 1 below)

     -------------------------------------------------
_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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Common Stock, par value $1.00 per share   0 1                         D
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*   If the Form is filed by more than one Reporting Person, see Instruction
    5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                   (Print or Type Responses)


----------------------------

1/ On September 9, 1999, Illinois Tool Works Inc. ("ITW") and Premark International, Inc. ("Premark") entered into a Stock Option
Agreement pursuant to which Premark granted ITW an option (the "Option") to purchase up to 12,203,694 shares, or such number of shares of Premark Common Stock as represents 19.9% of the then outstanding shares of Premark Common Stock, at a price per share of $34.06.  However, ITW disclaims beneficial ownership of shares of Premark Common Stock which are purchasable by ITW upon exercise of the Option on the grounds that the Option is not currently exercisable and only becomes exercisable upon the occurrence of the events set forth in the Stock Option Agreement, none of which has occurred.



(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------


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===================================================================================================================================

Explanation of Responses:




  /s/ Stewart S. Hudnut                                         09/20/99
---------------------------------------------           -----------------------
Stewart S. Hudnut, Senior Vice President, General                 Date
Counsel and Secretary of Illinois Tool Works Inc.
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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